EXHIBIT 99.1


                              SPORT SUPPLY GROUP


 FOR IMMEDIATE RELEASE
 Friday, February 27, 2004


 FOR FURTHER INFORMATION:

 Please contact:

 Terry Babilla, COO, or
 Bob Mitchell, CFO
 972-484-9484


                  SPORT SUPPLY GROUP, INC. WILL FILE FORM 15
      **Move to Voluntarily Deregister Anticipated to Reduce Expenses**

      DALLAS (BUSINESS WIRE) February 27, 2004 - Sport Supply Group, Inc. (OTCBB and Pink Sheets: SSPY), today announced that it intends to voluntarily terminate the registration of its securities by filing a Form 15 with the Securities and Exchange Commission on March 5, 2004. SSG's requirement to file certain periodic reports with the SEC will be suspended immediately upon such filing; however, registration of SSG's securities may not terminate for up to 90 days after the filing of the Form 15.

      SSG expects to realize significant cost savings as a result of being relieved of the burdensome accounting, legal and administrative costs associated with several SEC reporting requirements and recently enacted corporate governance requirements, which are material components of SSG's operating costs. The projected cost savings will help to bring SSG's expenses more in line with its revenues.

      "Current market conditions do not warrant the significant annual costs associated with being a reporting company," said Geoffrey P. Jurick, SSG's Chairman of the Board and Chief Executive Officer. "Our Board of Directors believes it is prudent to use these funds to enhance SSG's financial performance. As a non-registered company, Sport Supply Group will have more flexibility in pursuing strategic opportunities, continuing to invest in its core business and in recruiting and retaining our people. This move will also enable management to focus more time on operating SSG's business."

      Upon the filing of the Form 15, SSG's securities will no longer be eligible to be quoted on the OTC Bulletin Board; however, SSG anticipates, but cannot guarantee, that its common shares will continue to be quoted on the Pink Sheets' quotation system under the symbol SSPY. The Pink Sheets is a centralized quotation service that collects and publishes market maker quotes in real time, primarily through its website at www.pinksheets.com.

      Sport Supply Group is a leading manufacturer and distributor of sporting goods equipment and physical education products to the institutional and youth sports market place. Athletes, coaches and instructors in schools, colleges, universities, governmental agencies, camps and youth organizations across the country use SSG's products. Emerson Radio Corp. (AMEX-MSN) owns approximately 53% of SSG's issued and outstanding capital stock. For more information about Sport Supply Group, please visit www.sportsupplygroup.com.

      This news release, other than the historical information, consists of forward-looking statements that involve risks and uncertainties detailed from time to time in Sport Supply Group's filings with the Securities and Exchange Commission, including SSG's Reports on Form 10-K and Form 10-Q. Such forward-looking statements are made based on management's belief as well as assumptions made by, and information currently available to, management pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Actual results may vary materially.